UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): January 9, 2017
RESONANT INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36467	45-4320930
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Castilian Drive, Suite 100
Goleta, California	93117
(Address of Principal Executive Offices)	(Zip Code)

(805) 308-9803
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Chief Executive Officer
On January 9, 2017, Terry Lingren resigned as Chief Executive Officer and Secretary and as a member of the Board of Directors (the “Board”) of Resonant Inc. In connection with his resignation, and in consideration of his general release of claims, we agreed to provide Mr. Lingren with the severance benefits provided for in his Severance and Change in Control Agreement, modified with respect to the timing of certain payments. Mr. Lingren’s severance benefits consist of the following:

•	payment of eighteen months of Mr. Lingren’s base salary in effect immediately prior to his resignation, payable in six equal installments through March 14, 2018;

•
payment of Mr. Lingren’s bonus for fiscal year 2016, if any, as determined by our Board of Directors at the same time the Board determines fiscal year 2016 bonuses of all other executive officers of the Company;

•	payment of 1/24th of Mr. Lingren’s base salary in effect immediately prior to his resignation in full satisfaction of any pro-rated bonus for fiscal year 2017;

•
reimbursement for premiums for continuation coverage for health, dental and vision insurance, at the coverage levels in effect immediately prior to Mr. Lingren’s resignation, for Mr. Lingren and his eligible dependents for a period of 12 months or such earlier date when he enrolls for similar coverage with a subsequent employer; and

•
acceleration of vesting of the unvested portion of Mr. Lingren’s restricted stock units and stock options that would have become vested had Mr. Lingren remained employed with us for the 12-month period following his resignation, and extension of the time Mr. Lingren has to exercise his vested stock options until July 9, 2017.

Appointment of Principal Executive Officer
Upon Mr. Lingren’s resignation, George Holmes, our President and Chief Commercial Officer and a member of the Board, was appointed as our Chief Executive Officer. Mr. Holmes will serve in that capacity pursuant to his existing employment agreement with us, except that his duties and title will no longer be that of President and Chief Commercial Officer. Mr. Holmes also will remain on our Board of Directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2017	Resonant Inc.

By:	/s/ Jeff Killian
Jeff Killian
Chief Financial Officer

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